Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We  consent to the incorporation by reference in the Registration Statements of Implant Sciences Corporation on Forms S-3 (No.’s 333-109677, 333-111434, 333-117366, 333-124058, 333-127167, 333-129911) and Forms S-8 (No.’s 333-42816, 333-111117, 333-138292, 333-144892) of our report, dated September 29, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Implant Sciences Corporation  as of June 30, 2014 and 2013 and for the years ended June 30, 2014 and 2013, which report is included in this Annual Report on Form 10-K of Implant Sciences Corporation for the year ended June 30, 2014.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

September 29, 2014